SUMMIT SECURITIES, INC.
RATIO OF EARNING TO FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS


	The ratio of adjusted earnings to fixed charges and Preferred Stock dividends was computed using the following tabulations to compute adjusted earnings and the defined fixed charges and Preferred Stock dividends.

                                                          Year Ended
                                                         September 30,
                                1996           1995          1994           1993               1992
Income before extraordinary
   item                     $1,244,522     $  587,559     $  264,879    $   283,107        $  611,595
Add:
   Interest                  3,741,095      3,251,334      2,527,945      1,792,059         1,390,968
   Taxes on
     income                    237,951        239,707        140,407        145,951           127,989
                            ----------     ----------     ----------     ----------        ----------
Adjusted Earnings           $5,223,568     $4,078,600     $2,933,231     $2,221,117        $2,130,552
                            ==========     ==========     ==========     	==========        ==========
Preferred Stock Dividend
  Requirements                $333,606     $  309,061    $    2,930

Ratio Factor of Income
  after provision for income
  taxes to income before
  provision for income taxes        84%           71%             65%

Preferred Stock Dividend
   Factor on Pretax Basis       397,387       435,297          4,508

Fixed Charges
  Interest                    3,741,095     3,251,334     $2,527,945     $1,792,059        $1,390,968
                             ----------     ----------    ----------     	----------        ----------
Fixed Charges and Preferred
  Stock Dividends           $4,138,482     $3,686,631     $2,532,453     $1,792,059        $1,390,968
                            ==========     ==========     ==========	     ==========        ==========
Ratio of Adjusted Earnings
  to Fixed Charges and
  Preferred Stock Dividends       1.26           1.11           1.16          1.24               1.53
                                  ====           ====           ====          ====               ====